Exhibit 99.1

Second Quarter 2016 Fixed Income Release

Denver, Colorado August 4, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q2") and six months ("H1" or "YTD") ended June 30, 2016 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2016 unaudited condensed consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of August 2016, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of June 30, 2016.

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Q2 Organic RGU Additions of 50,000 Driven by U.K. New Build
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Added over 100,000 RGUs in Q2 With Successful Spring Campaign Driving Take-up of Higher Broadband-Speed Bundles

......................................................................................................Page 18 Investing in Product Enhancements, Customer Service and Content
.........................................................................................................Page 25
Improved RGU Performance in Q2 Compared to Prior Year

....................................................................................Page 32
Network Investments Drive Broadband RGUs up 49,000 (8%) YoY
.................................................................................................Page 41
Record Quarterly Customer Additions of 24,000

Virgin Media Reports Preliminary Q2 2016 Results
Q2 Organic RGU Additions of 50,000 Driven by U.K. New Build
Lightning, H1 Volumes and Pricing Expected to Drive H2 OCF
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering market-leading ultrafast broadband, video and fixed-line telephony services to 5.7 million customers and mobile services to 3.0 million subscribers.

Operating and financial highlights*:

•	Superior bundles, new build and continued low churn helped deliver organic customer[1] additions of 24,000 in Q2, compared to a 12,000 loss in the prior-year period

◦	Record Q2 organic customer additions of 31,000 in the U.K versus 8,000 loss in Q2 2015; approximately half of Q2 customer growth in the U.K. from new build

◦	Combined U.K. and Ireland churn[2] of 13.9% in Q2, with record low churn of 13.8% in the U.K.

•	Q2 organic RGU[3] additions increased significantly to 50,000, compared to a gain of 1,000 in Q2 2015

◦	Improved RGU additions year-over-year across our product portfolio, driven by 39,000 broadband internet[4] and 27,000 fixed-line telephony[5] additions

◦	U.K. RGU additions of 66,000 represent our best U.K. Q2 growth since 2008

•	Q2 mobile net additions improved to 25,000, up from 7,000 in Q2 last year, while growth in postpaid mobile additions improved to 41,000, compared to 36,000 last year

•	Project Lightning on track to build more than 500,000 new U.K. premises in 2016; 85,000 premises[6] added in Q2

◦	Customer penetration, ARPU and build costs remain in line with business plan

•	Targeted investments to enhance our customer offer and drive sales in the U.K. and Ireland

◦	Signed three-year sponsorship deal with Premier League football club, Southampton FC

◦	Commenced roll-out of new TV interface & added more on-demand programming in the U.K.

◦	In July, launched 4G and Freestyle[7] mobile in Ireland with a selected range of handsets

•	Announced proposed acquisition of UTV Ireland and programming agreement in Ireland with ITV plc

•	Rebased[8] revenue growth of 3% in Q2 (£1,197 million) and H1 (£2,375 million)

◦	Increased sales and marketing delivering H1 volumes to drive H2 revenue and OCF growth

•	Operating income decreased by 24% (£79 million) in Q2 and by 16% (£168 million) in H1

◦	Lower operating income primarily due to increases in related-party fees and allocations and higher depreciation and amortisation

•	Rebased Segment OCF[9] growth of 1% (£533 million) in Q2 and 2% (£1,054 million) in H1

◦	Growth negatively impacted by favourable nonrecurring items in the prior year including a £12 million reduction in local authority charges in H1 2015 (£7 million in Q2 2015)

•	Property and equipment additions[10] were 23.5% of revenue in Q2 and 23% of revenue in H1

•	Long-term debt hedged against currency fluctuations

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.11

Operating Statistics Summary

	As of and for the three months ended June 30,
	2016			2015
CABLE	U.K.	Ireland	Combined	U.K.	Ireland	Combined

Footprint
Homes Passed[12]	13,072,300	837,600	13,909,900	12,705,500	827,500	13,533,000
Two-way Homes Passed[13]	13,057,000	784,400	13,841,400	12,684,100	759,900	13,444,000

Subscribers (RGUs)[3]
Basic Video[14]	—	29,800	29,800	—	34,800	34,800
Enhanced Video[15]	3,712,600	293,500	4,006,100	3,736,800	318,900	4,055,700
Total Video	3,712,600	323,300	4,035,900	3,736,800	353,700	4,090,500
Internet[4]	4,808,000	364,200	5,172,200	4,570,300	367,300	4,937,600
Telephony[5]	4,387,800	352,100	4,739,900	4,231,400	352,400	4,583,800
Total RGUs	12,908,400	1,039,600	13,948,000	12,538,500	1,073,400	13,611,900

Q2 Organic RGU Net Additions (Losses)
Basic Video	—	(1,100)	(1,100)	—	(2,700)	(2,700)
Enhanced Video	(7,200)	(8,200)	(15,400)	(12,200)	(2,600)	(14,800)
Total Video	(7,200)	(9,300)	(16,500)	(12,200)	(5,300)	(17,500)
Internet	42,700	(3,500)	39,200	6,600	1,500	8,100
Telephony	30,500	(3,100)	27,400	7,600	2,800	10,400
Total organic RGU net additions (losses)	66,000	(15,900)	50,100	2,000	(1,000)	1,000

Customer Relationships
Customer Relationships[1]	5,200,900	461,500	5,662,400	5,018,600	479,600	5,498,200
Q2 Organic Customer Relationship net additions (losses)	30,800	(6,700)	24,100	(7,700)	(4,700)	(12,400)

RGUs per Customer Relationship	2.48	2.25	2.46	2.50	2.24	2.48
Q2 Monthly ARPU per Customer Relationship[16]	£50.14	€55.47	£49.61	£50.27	€53.95	£49.23

Customer Bundling
Single-Play	15.9%	21.5%	16.3%	16.2%	23.7%	16.9%
Double-Play	20.0%	31.8%	21.0%	17.8%	28.8%	18.7%
Triple-Play	64.1%	46.7%	62.7%	66.0%	47.5%	64.4%

Fixed-mobile Convergence[17]	20.6%	2.3%	19.3%	20.9%	n/a	20.9%

MOBILE

Mobile Subscribers[18]
Postpaid	2,344,400	11,800	2,356,200	2,163,900	—	2,163,900
Prepaid	677,000	—	677,000	850,500	—	850,500
Total Mobile subscribers	3,021,400	11,800	3,033,200	3,014,400	—	3,014,400

Q2 Postpaid net additions	40,100	1,300	41,400	35,700	—	35,700
Q2 Prepaid net losses	(16,100)	—	(16,100)	(28,600)	—	(28,600)
Total organic Mobile net additions	24,000	1,300	25,300	7,100	—	7,100

Q2 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	£11.60	€16.19	£11.60	£13.03	n/a	£13.03
Including interconnect revenue	£13.18	€22.95	£13.20	£14.89	n/a	£14.89

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2016, and 2015.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£840.9	£816.8	2.6%	£1,669.5	£1,619.9	2.8%
Mobile	105.1	117.7	(10.7%)	212.7	234.0	(9.1%)
Total subscription revenue	946.0	934.5	0.9%	1,882.2	1,853.9	1.3%
Business revenue	166.7	157.7	5.5%	329.9	313.9	5.0%
Other revenue	84.5	55.5	30.6%	163.0	109.7	31.8%
Total revenue	£1,197.2	£1,147.7	3.2%	£2,375.1	£2,277.5	3.4%
Geographic revenue
U.K.	£1,119.0	£1,084.3	3.2%	£2,221.5	£2,148.5	3.6%
Ireland	£78.2	£63.4	2.2%	£153.6	£129.0	1.8%
Segment OCF
Segment OCF	£533.4	£525.4	1.3%	£1,053.6	£1,029.4	2.4%
Share-based compensation expense	(7.3)	(6.5)		(13.7)	(17.2)
Related-party fees and allocations, net	(36.7)	(14.9)		(61.4)	(34.0)
Depreciation and amortisation	(401.2)	(392.5)		(798.0)	(774.4)
Impairment, restructuring and other operating items, net	(9.2)	(7.9)		(12.4)	(2.8)
Operating income	£79.0	£103.6		£168.1	£201.0

Segment OCF as a percentage of revenue	44.6%	45.8%		44.4%	45.2%

Operating income as a percentage of revenue	6.6%	9.0%		7.1%	8.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	£66.3	£67.3	£142.3	£145.8
Scalable infrastructure	57.0	62.4	103.5	107.7
Line extensions	75.3	26.4	128.6	54.4
Upgrade/rebuild	13.5	19.8	32.9	39.4
Support capital	69.4	68.7	131.6	126.9
Property and equipment additions	281.5	244.6	538.9	474.2
Assets acquired under capital-related vendor financing arrangements	(124.9)	(89.0)	(237.0)	(150.8)
Assets acquired under capital leases	(1.1)	(0.8)	(5.4)	(12.9)
Changes in liabilities related to capital expenditures	(9.9)	(11.1)	(2.8)	(13.7)
Total capital expenditures[20]	£145.6	£143.7	£293.7	£296.8

Property and equipment additions as a percentage of revenue	23.5%	21.3%	22.7%	20.8%

Subscriber Statistics

In the U.K., momentum from Project Lightning and successful marketing campaigns helped generate our best U.K. Q2 RGU growth since 2008 along with record Q2 customer additions. Our 24,000 customer additions in Q2 and 72,000 additions in H1 compare to a 12,000 loss in Q2 2015 and a 7,000 loss in H1 2015. Customer growth has been helped by a continued reduction in churn, which decreased from 14.3% in Q2 2015 to 13.9% in Q2 2016. Q2 ARPU was relatively flat year-over-year on an FX-neutral21 basis at £49.61, partly due to a £0.33 reduction in Q2 U.K. ARPU that resulted from a change in the regulations governing certain fees Virgin Media charges to its customers.

Our RGU growth in the U.K. improved across each of our cable products. We delivered six times as many broadband additions, four times as many fixed-line telephony additions and a reduction in video losses in Q2 as compared to the prior-year result. Over half of our 66,000 organic RGU additions in the U.K. came from new build activities. Including Ireland, we added 50,000 RGUs on an organic basis in Q2 and 143,000 in H1, compared to 1,000 RGU additions in Q2 2015 and 17,000 in H1 2015.

Demand for faster broadband speeds remains strong with an additional 597,000 subscriptions over the last twelve months to our "Vivid" broadband tiers, which offer speeds of 100 Mbps and higher, including 114,000 in Q2. Our Vivid broadband service is now taken by 49% of our total 5.2 million broadband internet subscribers. In addition, we have enhanced the speed and reliability of our customers' in-home WiFi with the launch of the Hub 3.0 router in November 2015, which had an installed base of 550,000 units at the end of Q2. In July, we launched our summer marketing campaign ahead of the Olympics featuring Usain Bolt to reinforce our superior speed message.

Demand for our advanced video services also remains strong. Total subscriptions to TiVo in the U.K. and Horizon in Ireland increased by 67,000 in Q2, now reaching 80% penetration of our enhanced video RGUs. During the quarter, we continued to add value to our video offering in the U.K. with more on-demand programming, including the addition of the Hayu app from NBCU and the ABC Studios on-demand service. In August, we commenced the most significant upgrade to our video user-interface since the launch of TiVo by bringing consumers a more intuitive, image-based electronic programming guide that highlights the breadth of our on-demand offerings as well as our linear broadcast content. A relaunch of our TV bundles and a new set-top box will follow towards the end of the year in the U.K.

Turning to our mobile business, growth in postpaid subscriptions and a reduction in prepaid losses led to a three-fold increase in mobile subscriber additions of 25,000 in Q2 versus the prior-year period. Our postpaid base increased by 41,000 in Q2, driven by our successful Freestyle7 mobile proposition in the U.K., as well as growth in SIM-only contracts. In July, we launched 4G services and extended our Freestyle proposition to consumers in Ireland, offering postpaid contracts with a handset for the first time.

During the first half of the year, we launched new bundles in the U.K. and Ireland targeting small businesses and featuring top speeds of 300 Mbps and 400 Mbps, respectively. We also introduced our "Homeworks" service, offering enhanced technical support for home office workers subscribing to our high-end broadband products. These new services are resonating well and driving increased sales in the small office / home office ("SOHO") customer segment. During Q2, SOHO customers increased by 6,000 on an organic basis to 45,000, while our SOHO RGUs increased by 14,000 organically to 74,000.

Financial Summary

We reported revenue of £1,197 million and £2,375 million for the three and six months ended June 30, 2016, respectively, each up 3% on a rebased basis as compared to the prior-year periods. These increases were attributable to the net benefit of (i) higher cable subscription revenue, primarily due to subscriber growth, (ii) increases in other revenue, primarily as a result of a £19 million benefit in Q2 and a £38 million benefit in H1 from higher mobile handset sales pursuant to our Freestyle proposition, (iii) lower mobile subscription revenue, primarily due to a £17 million reduction in Q2 and a £31 million reduction in H1 from the introduction of Freestyle in the U.K., and (iv) higher business revenue, primarily in the U.K. due to an increase in underlying data volumes and higher amortisation of deferred upfront fees on B2B22 contracts. Revenue growth has been partially offset by £5 million in Q2 and £6 million in H1 resulting from a change in the regulations governing certain fees we charge to our customers in the U.K.

Operating income decreased by 24% to £79 million in Q2 and by 16% to £168 million in H1, as compared to the second quarter and first half of 2015, respectively. The declines in operating income are primarily due to the effect of increases in related-party fees and allocations, net, increases in segment OCF, as described below, increases in depreciation and amortization and increases in impairment, restructuring and other operating charges.

Our rebased segment OCF increased by 1% to £533 million in Q2 and by 2% to £1,054 million in H1, as compared to the corresponding prior-year periods. The aforementioned revenue growth was partially offset by higher programming costs as well as the negative impact of favourable nonrecurring items in the prior year. As disclosed in our Q2 2015 condensed consolidated financial statements, these nonrecurring items included a £7 million reduction in local authority charges in Q2 2015 (£12 million in H1 2015) and a net negative impact of certain other nonrecurring items. As a result of the factors affecting OCF growth, our Q2 consolidated Segment OCF margin23 of 44.6% was 120 basis points lower than the corresponding prior-year period.

We anticipate rebased segment OCF growth in the second half of 2016 to be higher than the first half of the year as we expect to benefit from continued volume growth, increasingly driven by Project Lightning, and ARPU improvements.

On a year-over-year basis, property and equipment additions increased by £37 million or 15% in Q2 to £281.5 million and by £65 million or 14% in H1 to £539 million. These increases were primarily driven by Project Lightning costs of approximately £65 million in Q2 and £110 million in H1, compared to £17 million and £30 million, respectively, in the corresponding prior-year periods. Our capital investment in Project Lightning includes direct build costs, technology investments and customer premises equipment and related installation costs. As a percentage of revenue, property and equipment additions increased to 23.5% in Q2 and 23% in H1 compared to 21% in each of the prior-year periods. Total property and equipment additions are expected to continue to increase as we ramp up new build activity from around 140,000 premises in the first half to over 360,000 in the second half of 2016, consistent with our Project Lightning build target of more than 500,000 premises for the full year.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt and its capital lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2016		2016
	Borrowing currency	£ equivalent
Senior Credit Facility:
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	£100.0	£100.0
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	849.4	849.4
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,398.1	1,288.7
Term Loan G (EURIBOR + 3.00%) due 2022	€75.0	62.6	59.3
Term Loan H (EURIBOR + 3.75%) due 2021	€25.0	20.9	19.8
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		—	375.6
Total Senior Credit Facility		2,431.0	2,692.8

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	628.4	628.4
5.375% USD Senior Secured Notes due 2021	$900.0	678.3	625.3
5.25% USD Senior Secured Notes due 2021	$447.9	337.6	311.1
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	320.3	295.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	753.6	694.7
5.50% USD Senior Secured Notes due 2026	$750.0	565.3	—
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		5,885.5	5,156.8

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	89.4	82.4
5.25% USD Senior Notes due 2022	$95.0	71.6	66.0
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	399.4	368.2
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	376.8	347.4
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	383.9	363.7
5.75% USD Senior Notes due 2025	$400.0	301.5	277.9
Total Senior Notes		2,216.7	2,099.7

6.50% USD Convertible Senior Notes due 2016	$54.8	41.3	38.0
Vendor financing		402.3	436.0
Other debt		65.5	39.6
Capital lease obligations		88.0	102.4
Total third-party debt and capital lease obligations		11,130.3	10,565.3
Unamortised premiums, discounts and deferred financing costs, net[24]		(79.9)	(72.9)
Total carrying amount of third-party debt and capital lease obligations		11,050.4	10,492.4
Less: cash and cash equivalents		28.4	188.2
Net carrying amount of third-party debt and capital lease obligations[25]		£11,022.0	£10,304.2

Exchange rate (€ to £)		1.1982	1.2647
Exchange rate ($ to £)		1.3268	1.4394

All of our non-functional currency borrowings and interest payments have been hedged to protect against foreign exchange rate fluctuations at the time our debt was issued. Our term loans have been hedged to maturity and our bond debt has been hedged to the first par call date. In addition, our covenants are tested on a fully-swapped basis. At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 5.4% and the average tenor of our third-party debt (excluding vendor financing) was approximately seven and a half years.

Total third-party debt and capital lease obligations increased by £565 million during Q2 2016, primarily due to a devaluation of pound sterling following the EU referendum on June 23, 2016. On April 26, 2016, we issued $750 million (£565 million) in aggregate principal amount of 5.5% senior secured notes due 2026. The proceeds were used to repay amounts drawn against our revolving credit facility and for general corporate purposes.

Based on the results for Q2 2016, and subject to the completion of our Q2 2016 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.77x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.74x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. We had maximum undrawn commitments of £675 million at June 30, 2016. When the June 30, 2016 compliance reporting requirements have been completed and assuming no changes from June 30, 2016 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn.

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Unitymedia Reports Preliminary Q2 2016 Results

Added over 100,000 RGUs in Q2 With Successful Spring Campaign Driving Take-up of Higher Broadband-Speed Bundles
Q2 Revenue Growth Accelerated to 6% Year-over-Year
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television, internet, fixed-line telephony and mobile services under our "Unitymedia" brand to 7.1 million customers.

Operating and financial highlights*:

•	Delivered 109,000 RGU[3] additions in Q2, our best quarterly result in eighteen months, following our successful "Highspeed Weeks" spring promotion

◦	Robust results driven by 61,000 broadband internet[4] and 61,000 fixed-line telephony[5] RGUs in Q2, both up sequentially and on a year-over-year basis

◦	Spring campaign promoted higher take-up of higher-tier bundles with 80% of new broadband subscribers taking speeds of 120 Mbps or higher in Q2 2016, as compared to 50% in Q1

◦	Video attrition returned to normalized levels in Q2 after our single dwelling unit ("SDU") price increase led to higher attrition in Q1 2016

•	Horizon TV base increased by 42,000 to 527,000, or 8% of our total video subscriber base

•	Enriched our Horizon Go in late June with the addition of 39 high-definition channels - providing three simultaneous linear streams for second devices over WiFi/wireless & random access to Maxdome

•	Commercial launch of a seamless WiFi mesh network for our broadband customers in early August

◦	Leveraging our superior fiber-rich network to provide compelling out-of-home broadband coverage with initial access to nearly one million WiFiSpots

•	Introduced "Fit for Growth" efficiency and customer centricity related initiative as part of Liberty Go, replacing up to 500 positions by adding new roles in growth- and customer-facing areas

•	Q2 new build and upgrade activities on track, with majority of construction efforts expected in Q4

◦	Combination of upgrades and new builds increased our marketable base by over 35,000 in Q2, on track to hit our 200,000 new marketable homes target for 2016

•	Revenue increased 6% to €566 million in Q2 and 5% to €1,121 million YTD, with ARPU per customer improving 6% year-over-year in Q2

•	Net loss increased from €3 to €16 million in Q2 & decreased from €46 to €23 million on a YTD basis

•	Adjusted Segment EBITDA[27] increased 6% in Q2 to €355 million and 5% YTD to €699 million

•	Property, equipment and intangible asset additions[10] were 29% of revenue in Q2 and 27% YTD

* The financial figures contained in this release are prepared in accordance with EU-IFRS28. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP11. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2016	2015

Footprint
Homes Passed[12]	12,808,700	12,732,800
Two-way Homes Passed[13]	12,614,500	12,460,500

Subscribers (RGUs)[3]
Basic Video[14]	4,901,800	5,112,200
Enhanced Video[15]	1,543,600	1,405,200
Total Video	6,445,400	6,517,400

Internet[4]	3,207,500	2,986,600
Telephony[5]	2,998,700	2,818,700
Total RGUs	12,651,600	12,322,700

Q2 Organic RGU Net Additions (Losses)
Basic Video	(47,900)	(19,300)
Enhanced Video	34,600	11,800
Total Video	(13,300)	(7,500)

Internet	61,300	55,600
Telephony	61,300	43,600
Total organic RGU net additions	109,300	91,700

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	23.9%	21.6%
Internet as % of Two-way Homes Passed[30]	25.4%	24.0%
Telephony as % of Two-way Homes Passed[30]	23.8%	22.6%

Customer Relationships
Customer Relationships[1]	7,147,600	7,120,300
RGUs per Customer Relationship	1.77	1.73
Q2 Monthly ARPU per Customer Relationship[16]	€24.07	€22.79

Customer Bundling
Single-Play	55.9%	58.8%
Double-Play	11.1%	9.4%
Triple-Play	33.0%	31.8%

Mobile Subscribers[18]
Total Mobile subscribers	358,700	336,300
Q2 organic Mobile net additions	1,400	22,100

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2016, and 2015 (in millions, except % amounts).

	Three months ended June 30,			Six months ended June 30,
	2016	2015	Change	2016	2015	Change
		revised[41]			revised[41]

Revenue	€565.8	€534.6	5.8%	€1,121.1	€1,069.0	4.9%

Adjusted Segment EBITDA	€354.9	€333.7	6.4%	€698.7	€664.1	5.2%

Depreciation and amortization	(204.6)	(195.8)		(418.0)	(385.3)
Impairment, restructuring and other operating items, net	(57.0)	(0.5)		(55.9)	(0.8)
Share-based compensation expense	(2.1)	(1.1)		(3.8)	(2.1)
Related-party fees and allocations	(42.3)	(29.6)		(79.1)	(63.0)
Earnings before interest and taxes ("EBIT")	48.9	106.7		141.9	212.9

Net financial and other expense	(52.4)	(100.9)		(142.6)	(245.6)
Income tax expense	(12.3)	(9.0)		(22.2)	(13.0)
Net loss	€(15.8)	€(3.2)		€(22.9)	€(45.7)

Adjusted Segment EBITDA as % of revenue	62.7%	62.4%		62.3%	62.1%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	€27.8	€21.1	€57.6	€55.8
Scalable infrastructure	27.1	24.3	46.1	42.2
Line extensions/new build	13.0	11.2	20.9	22.7
Upgrade/rebuild	43.6	40.2	84.6	80.2
Support capital	15.9	2.9	23.4	13.1
Capitalized subscriber acquisition costs	23.0	19.6	45.2	41.0
Software and licenses	11.4	13.4	21.4	25.7
Property, equipment and intangible asset additions	161.8	132.7	299.2	280.7

Assets acquired under capital-related vendor financing arrangements	(41.5)	(33.5)	(78.0)	(73.0)
Changes in liabilities related to capital expenditures	(20.7)	0.3	(31.9)	7.8
Total capital expenditures[20]	€99.6	€99.5	€189.3	€215.5

Property, equipment and intangible asset additions as % of revenue	28.6%	24.8%	26.7%	26.3%

Subscriber Statistics

As projected, RGU additions increased significantly in the second quarter of 2016, as compared to Q1 when we implemented price increases for approximately 4 million customers. Following a successful spring campaign, called "Highspeed Weeks", from April through the end of June, we added 109,000 RGUs in Q2, representing a significant increase from the 24,000 RGU additions in Q1 and an 19% improvement on a year-over-year basis. Also in terms of unique customers, we have added 27,000 new customer relationships over the twelve months ending June 30, 2016, partially due to success in double-play sales to non-TV customers.

From a product perspective, our Q2 video attrition was 13,000 RGUs, as compared to 7,500 in the prior-year period. The year-over-year increase in our video losses is primarily the result of RGU growth in our MDU segment in Q2 2015, while in Q2 2016 our MDU base remained flat. On a sequential basis, our video RGU performance reflects a strong sequential improvement from the 42,000 RGU losses in Q1, as the Q1 2016 results were impacted by higher churn as a result of the 11% video price increase to our SDU basic cable product. In connection with our previously announced switch-off of our analog video service, preparations are underway for a switch-off pilot in the city of Hanau during Q3 2016. This will enable us to implement key learnings from consumers and housing associations during the final switch-off activity as we look to successfully execute our planned analog switch-off by June 30, 2017.

We gained 42,000 new subscribers to our advanced Horizon TV platform in Q2, bringing the total to 527,000 at June 30, 2016, which represents an 8% penetration of our total video subscriber base. We continue to focus on strengthening our customer proposition. In Q2, we launched several new apps on our Horizon TV platform, including a live statistics app for soccer matches, the recommendation engine 'Watson' and two music apps. We also added HD functionality to our multi-screen service, Horizon Go, which offers over 100 linear TV channels, of which 39 are now available in HD. Take-up and usage of this service increased during the European championship in June.

Our broadband growth accelerated to 61,000 RGU additions in Q2, as compared to 56,000 in the prior-year period. Eighty percent of new broadband additions subscribed to speeds of 120 Mbps or 200 Mbps, faster than our competitors' VDSL top speed of 100 Mbps that is being rolled out in Germany and is currently only available in a portion of our footprint. Our new WiFi Connect box is resonating well with our higher-speed customers as they are experiencing superior WiFi speeds in the home. Since the launch, we have shipped approximately 220,000 boxes to new broadband subscribers. Meanwhile, our fixed-line telephony RGUs grew in lock step with our broadband additions in Q2, representing an increase from the 44,000 voice RGUs that we added in the prior-year period. The improvement was supported by our successful spring campaign that offered attractive discounts for higher-tier double-play and triple-play offerings. In early August, we launched our WiFiSpots service, which offers seamless access to nearly one million WiFiSpots for our customers, and we expect this number will increase to 1.5 million WiFiSpots by year-end. Together with our more than 1,000 public hot spots that we previously launched across 100 cities, these WiFiSpots will help provide seamless connectivity out-of-home at no incremental cost to our broadband subscribers by leveraging the dual service set identifiers (SSIDs) in certain of our data modems.
Regarding our upgrade and new build efforts, we remain on track to expand our marketable base by 200,000 in 2016, with the majority of the activity expected to occur in the fourth quarter of this year, largely driven by upgrade activities. In the first half of the year, we connected 45,000 new homes and upgraded an additional 25,000, bringing the total increase in our marketable homes to over 70,000 during the first half of 2016.

Financial Summary

Our revenue in Q2 and H1 increased 6% to €566 million and 5% to €1,121 million, respectively, compared to the corresponding prior-year periods. This growth was primarily attributable to higher cable subscription revenue as a result of increases in ARPU per RGU16 and subscribers. Our top-line growth was impacted by lower revenue from late fees due to legislative changes.

Net loss increased from €3 million to €16 million in Q2 2016. On a YTD basis, net loss decreased from €46 million to €23 million. These changes were primarily due to (i) lower net financial and other expenses, (ii) increases in impairment, restructuring and other operating items, net, (iii) higher Adjusted Segment EBITDA, as described below, (iv) increases in depreciation and amortization and (v) increases in related-party fees and allocations, net.

We delivered Adjusted Segment EBITDA growth of 6% in Q2 and 5% in H1, as compared to the corresponding prior-year periods. These increases were primarily due to the previously mentioned revenue drivers and (i) higher programming and copyright expenses, due to increases in certain premium content and growth in the number of enhanced video subscribers, and (ii) higher staff related costs. The Adjusted Segment EBITDA margin was 63% and 62% for the Q2 and H1 periods, respectively, representing margin expansions of 30 and 20 basis points year-over-year.

Our property, equipment and intangible asset additions were €162 million or 29% of revenue in Q2 2016, as compared to €133 million, or 25%, in the prior-year period. For the YTD period, our property, equipment and intangible asset additions were €299 million (27% of revenue), as compared to €281 million (26% of revenue) in the same period in 2015. The higher spend for the Q2 2016 period was primarily attributable to (i) increased spend on support capital, mainly driven by investment in our retail shops across our footprint, and (ii) increased spend on customer premises equipment, partly related to the take-up of Horizon TV and our new Connect box. For the six-month period, the increase was mainly related to the aforementioned increase in support capital.

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80.0 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020		€—	€—
€420.0 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020		—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	526.5
5.125% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	903.2	878.6
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	280.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	496.7	483.3
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,411.4	5,373.4

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	812.8	790.8
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,512.8	1,490.8

Vendor financing		149.0	132.4
Other third-party debt		142.1	—
Finance lease obligations		4.8	5.0
Accrued third-party interest, net of transaction costs		100.0	30.3
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,320.1	7,031.9

Less:
Cash and cash equivalents		0.3	2.5
Net carrying amount of third-party debt and finance lease obligations[25]		€7,319.8	€7,029.4

Exchange rate ($ to €)		1.1073	1.1381
At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was approximately 8.5 years.
During Q2, our other third-party debt increased by €142 million, primarily as a result of synthetic re-strikes of a portion of our cross-currency derivatives associated with the USD principal amount of our debt. The net impact of these transactions resulted in a €142.1 million increase to debt and cash and a slight reduction of our fully-swapped third-party debt borrowing cost.
Based on the results for Q2 2016 and subject to the completion of our Q2 2016 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.91x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.96x, each as calculated in accordance with our most restrictive covenants. As of June 30, 2016, we had maximum undrawn commitments of €500 million. When the June 30, 2016 compliance reporting requirements have been completed and assuming no changes from June 30, 2016 borrowing levels, we anticipate €470 million of our unused commitments will be available to be drawn.

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Ziggo Reports Preliminary Q2 2016 Results

Investing in Product Enhancements, Customer Service and Content
Lowest Customer Churn In 2 Years; Announced July 1st Price Increase
Ziggo/Vodafone Netherlands Joint Venture Conditionally Approved
Ziggo Group Holding B.V. ("Ziggo") is a leading provider of entertainment, information and communication services in the Netherlands through innovative television, internet, telephony and mobile services. At June 30, 2016, we provided 9.7 million service subscriptions to our 4.0 million customers.

Operating and financial highlights*:

•	Net loss of 28,000 RGUs[3] in Q2 reflects an improvement of 12,000 RGUs sequentially and 59,000 RGUs year-over-year driven by lower churn[2] and higher year-over-year sales

◦	Q2 customer churn[2], in absolute and percentage terms, at lowest level since Q2 2014

◦	Announced July price increases averaging €1 across our customer base

◦	Delivered 10,000 broadband[4] RGUs in Q2 supported by our new 'neighbors' campaign

◦	RGU attrition reduced both sequentially (30%) and year-over-year (70%), reflecting the impact of our quality initiatives and new service program 'Ovidius'

•	Our next-generation Horizon TV platform continued its momentum in Q2, with 91,000 new subscribers to reach a total base of 898,000 at June 30, 2016

◦	Replay TV functionality popular with our users of Horizon TV and Horizon Go

◦	Q2 Horizon Go users up 79% year-over-year to 915,000 in total, or 23% of video base

◦	Adding English Premier League to Ziggo Sport mid-August

•	Since its Q1 introduction, over 45,000 customers have received a Connect Box router with state-of-the-art WiFi technology delivering an impeccable in-home experience

•	Small Office / Home Office ("SOHO") gross additions for Q2 increased year-over-year 41%

◦	Re-branded legacy B2B labels 'Esprit Telecom' and 'Zoranet' to Ziggo Business and streamlined organization, driving efficiency across our national platform

•	Increased our mobile base by 10,000 postpaid subscribers[18] in Q2, with 5% of our video customers now subscribing to mobile and over 50% of our mobile base on 4G

•	ARPU[16] per customer increased 1.0% year-over-year to €44.96 in Q2

•	Rebased[8] revenue decrease of 3% to €601 million in Q2 and to €1,208 million in H1

•	Operating income declined 3% during Q2 to €32 million and increased 100% to €83 million in H1

•	Rebased Segment OCF[8] declined 4% in Q2 to €322 million in Q2 and 1% to €656 million in H1

•	Property and equipment additions[10] were 21% of revenue for both Q2 and H1

* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2016	2015

Footprint
Homes Passed[12]	7,053,000	7,006,900
Two-way Homes Passed[13]	7,039,600	6,992,300

Subscribers (RGUs)[3]
Basic Video[14]	720,200	835,500
Enhanced Video[15]	3,291,500	3,347,800
Total Video	4,011,700	4,183,300
Internet[4]	3,118,400	3,065,700
Telephony[5]	2,530,500	2,549,100
Total RGUs	9,660,600	9,798,100

Q2 Organic RGU Net Additions (Losses)
Basic Video	(16,300)	(36,300)
Enhanced Video	(16,400)	(20,300)
Total Video	(32,700)	(56,600)
Internet	9,500	(10,600)
Telephony	(4,500)	(19,500)
Total organic RGU net losses	(27,700)	(86,700)

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[29]	82.0%	80.0%
Internet as a % of Two-way Homes Passed[30]	44.3%	43.8%
Telephony as a % of Two-way Homes Passed[30]	35.9%	36.5%

Customer Relationships
Customer Relationships[1]	4,033,300	4,185,300
RGUs per Customer Relationship	2.40	2.34
Q2 Monthly ARPU per Customer Relationship[16]	€44.96	€44.52

Customer Bundling
Single-Play	21.8%	24.9%
Double-Play	16.8%	16.2%
Triple-Play	61.4%	58.9%

Mobile Subscribers[18]
Total Mobile subscribers	207,200	178,800
Q2 Mobile net additions	10,200	20,400

Q2 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	€12.32	€12.87
Including interconnect revenue	€13.83	€14.31

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2016, and 2015.

	Three months ended June 30,		Rebased	Six months ended June 30,		Rebased
	2016	2015	Change	2016	2015	Change
	in millions, except % amounts
Revenue	€600.9	€617.9	(2.8%)	€1,208.1	€1,245.7	(2.9%)

Segment OCF	€322.3	€335.7	(4.0%)	€655.8	€661.5	(0.8%)
Share-based compensation expense	(2.2)	(1.1)		(4.3)	(2.2)
Related-party fees and allocations	(53.3)	(25.5)		(106.3)	(65.1)
Depreciation and amortization	(228.6)	(273.8)		(456.1)	(543.3)
Impairment, restructuring and other operating items, net	(6.7)	(2.9)		(5.7)	(9.2)
Operating income	€31.5	€32.4		€83.4	€41.7

Segment OCF as a percentage of revenue	53.6%	54.3%		54.3%	53.1%

Operating income as a percentage of revenue	5.2%	5.2%		6.9%	3.3%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	€60.8	€49.5	€127.1	€88.1
Scalable infrastructure	25.8	22.6	50.0	49.4
Line extensions	15.7	14.4	29.1	28.9
Upgrade/rebuild	7.3	14.2	14.8	25.8
Support capital	17.0	17.9	32.3	34.3
Property and equipment additions	126.6	118.6	253.3	226.5
Assets acquired under capital-related vendor financing arrangements	(58.8)	(13.9)	(95.1)	(17.8)
Assets acquired under capital leases	—	—	—	(2.8)
Changes in liabilities related to capital expenditures	(6.4)	8.0	10.5	11.4
Total capital expenditures[20]	€61.4	€112.7	€168.7	€217.3

Property and equipment additions as a percentage of revenue	21.1%	19.2%	21.0%	18.2%

Subscriber Statistics

In Q2 2016, we continued to build on our value strategy by adding new functionality, more speed and content and investing in our customer service. Despite these improvements, and due in part to the continued competitive market, we lost 28,000 RGU's during Q2 2016. This loss reflects a significant improvement compared to the loss of 87,000 RGUs in Q2 2015, mainly attributable to lower churn and, to a lesser extent, higher sales, as we began to see the effects of our investments in customer service and our entertainment platform. In April, we launched Ovidius, a new service program that is aimed at further improving processes across all service channels. During Q2, we processed over 500,000 customer contacts through Ovidius and saw sequential improvement of our Net Promoter Score (“NPS”) related to customer service. On the entertainment front, Ziggo Sport continues to gain traction as our unique sports channel has attracted more than 1 million viewers for several Formula 1 races, which featured Dutch race driver Max Verstappen. Looking ahead, we signed a new shop-in-shop partnership agreement with the largest electronic retailer in the Netherlands, extending our retail presence by 49 locations. Furthermore, we are adding the Premier League for three seasons to Ziggo Sport beginning in mid-August.

On the product front, our video attrition in Q2 reduced both sequentially and year-over-year by 11,000 and 24,000 RGUs, respectively. This improvement was mainly the result of lower churn. More specifically, we reported the lowest customer churn in two years due in part from the aforementioned customer service initiatives and product enhancements. During Q2, we launched a new ‘neighbors’ campaign highlighting the value of our brand and the benefits of our next-generation video platform. This effort contributed to Horizon TV subscriber growth of 91,000 during Q2, increasing our total base to 898,000 at the end of Q2. In April, we made the highly popular Replay TV, which has 561,000 unique users at the end of Q2, available to all of our video customers via the Horizon Go multi-screen app. In addition, we added Chromecast and Airplay support to the Horizon Go entertainment experience, enabling our customers to watch video content on any TV screen without the need of an additional set-top box. These improvements, together with our new neighbors campaign, contributed to a 21% sequential increase in active Horizon Go users to 915,000 at June 30, 2016.

Our broadband business continues growing as we added 10,000 RGUs during Q2, a significant improvement from the loss of 11,000 RGUs during the corresponding prior-year period. This improvement was driven in part by lower churn following our 150 Mbps speed upgrade, which we implemented across approximately half of our broadband customer base and, to a lesser extent, the introduction of our new 300 Mbps product in March. In addition, we saw improved customer satisfaction associated with our new WiFi Connect Box during Q2 as users now generally enjoy WiFi download speeds that are approximately 60% faster than our legacy data modems. In terms of fixed-line telephony, we reduced our RGU attrition to 5,000 during Q2, as compared to a loss of 20,000 RGUs during the corresponding prior-year period. In our mobile business, we added 10,000 subscribers during Q2, bringing our total mobile subscriber count to 207,000. As of the end of Q2, over 50% of our mobile subscribers are on 4G, the majority of which take mid- and high-tier bundles with a minimum of 500 minutes and 1.5Gb of data.

On the B2B front (including SOHO), we delivered nearly 30% more SOHO RGU additions during Q2, as compared to the corresponding prior-year period. This improvement was partly driven by our successful "best business internet of the year" promotional campaign as well as the April launch of broadband internet bundles that offer 300 Mbps download and 40 Mbps upload speeds. In addition, we continue to secure new contracts with large enterprises in the health care sector. Lastly, to increase our brand awareness within the B2B market, we invested in several commercial growth initiatives during Q2, including appearances at several highly-rated business TV programs and participation in well-known conferences targeting municipalities and entrepreneurs.

Financial Summary

On a rebased basis, our revenue decreased 3% for both the three and six months ended June 30, 2016, to €601 million and €1,208 million, respectively, as compared to the corresponding prior-year periods. These decreases were both primarily attributable to decreases in cable subscription revenue, as lower average numbers of RGUs and lower ARPU per RGU more than offset revenue gains in mobile. Additionally, on a sequential basis our revenue declined 1%. Looking ahead, we expect to benefit from the July 1, 2016 price increase, but due to subscriber losses over the last twelve months and the current competitive environment, we foresee continued top-line pressure throughout 2016.

Operating income decreased by 3% to €31.5 million in Q2 as compared to €32.4 million during the same period of 2015. This decrease resulted from a decline in Segment OCF, as further described below, as well as increases in related-party fees and allocations, impairment, restructuring and other operating items, net, and share-based compensation expense, which were partially offset by a decrease in depreciation and amortization. Operating income increased 100% to €83.4 million for the first half of 2016, as compared with €41.7 million for the corresponding period during 2015. This increase is primarily due to the acceleration of depreciation on certain assets acquired in connection with the acquisition of Ziggo Holding B.V., partially offset by an increase in related-party fees and allocations and lower Segment OCF as further described below.
On a rebased basis, our Segment OCF decreased 4% to €322 million and 1% to €656 million during the three and six months ended June 30, 2016, respectively, as compared to the corresponding prior-year periods. These decreases represent the net effect of lower revenue, lower indirect expenses and higher programming costs. The decreases in indirect costs are primarily due to declines in integration-related costs during Q2 and H1 2016 of €8 and €22 million, respectively, as compared to the corresponding prior year periods. The increases in programming costs primarily reflect targeted investments in content.
Property and equipment additions increased during Q2 and H1, as compared to the corresponding prior-year periods, to €127 million and €253 million, respectively. These increases were primarily attributable to increases in CPE spend, driven by the continued momentum of Horizon TV in the former Ziggo footprint as well as the launch of a new Horizon IP client across our entire footprint. These increases were partly offset by decreases in non-CPE spend related to our network harmonization efforts in the corresponding prior-year periods.
Strategic combination of Ziggo and Vodafone Netherlands

As previously disclosed on February 15, 2016, certain subsidiaries of Liberty Global and Vodafone Group Plc announced that they have agreed to form a 50:50 joint venture, which will combine Ziggo and our Sport1 premium channel together, with Vodafone’s mobile businesses in the Netherlands to create a national communications provider with complementary strengths across video, broadband, mobile and B2B services.

The consummation of the transaction is subject to certain conditions, including competition clearance by the European Commission. On August 3, 2016, the European Commission approved the transaction subject to the divestment by Vodafone of its fixed-line business in the Netherlands. It is anticipated that the closing of the JV transaction will occur around the end of 2016. The JV transaction also includes customary termination rights, including a right of the parties to terminate the transaction if it has not closed by August 15, 2017.

This transaction will not trigger any of Ziggo’s redemption requirements under its debt agreements pursuant to applicable change in control provisions.

Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash

The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Ziggo's consolidated third-party debt, capital lease obligations and cash (in millions):

	June 30,		March 31,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,122.3	€2,064.8
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€1,925.0	1,925.0	1,925.0
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€664.2	664.2	664.2
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	361.2	351.5
€800.0 million Ziggo Revolving Facilities EUR due 2020		—	—
Elimination of the Proceeds Loans in consolidation		(1,561.2)	(1,551.5)
Total Senior Credit Facilities		4,711.5	4,654.0

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	71.7	71.7
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
Total Senior Secured Notes		871.7	871.7

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	743.1	743.1
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	361.2	351.5
Total Senior Notes		1,504.3	1,494.6

Vendor financing		218.2	160.0
Capital lease obligations		0.1	0.1
Total third-party debt and capital lease obligations		7,305.8	7,180.4
Unamortized premiums, discounts and deferred financing costs, net[24]		(2.1)	(2.2)
Total carrying amount of third-party debt and capital lease obligations		7,303.7	7,178.2
Less: cash		4.7	3.2
Net carrying amount of third-party debt and capital lease obligations[25]		€7,299.0	€7,175.0

Exchange rate ($ to €)		1.1073	1.1381

At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 5.3% and the average tenor of our third-party debt (excluding vendor financing) was 6.4 years.

Based on the results for Q2 2016, and subject to the completion of our Q2 2016 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 4.11x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 5.27x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of June 30, 2016, we had maximum undrawn commitments of €800 million. When our Q2 2016 compliance reporting requirements have been completed and assuming no changes from June 30, 2016 borrowing levels, we anticipate we will not be able to draw on our undrawn commitments.

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UPC Holding Reports Preliminary Q2 2016 Results
Improved RGU Performance in Q2 Compared to Prior Year
New Sports Channel to be Launched in Switzerland Next Year
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.7 million television, broadband and telephony services as of June 30, 2016.

Operating and financial highlights*:

•	UPC delivered 82,000 RGU[3] additions in Q2, up over 50% sequentially and 6% on a year-over-year basis, driven by our Central and Eastern Europe ("CEE") segment

◦	CEE volumes accelerated across all three products, benefiting from network expansion

◦	Video attrition was limited to 6,000 subscribers in Q2, best second quarter result since 2005

◦	Q2 broadband[4] and telephony[5] RGU additions of 41,000 and 47,000, respectively, primarily driven by continued momentum in CEE, partially offset by negative Swiss results

◦	ARPU[16] per customer up 5% in Switzerland; flat on an FX-neutral basis for UPC as a whole

•	Investing in enhanced customer experience; expanded next-generation TV functionality

◦	Over 100,000 new Horizon TV subs in Q2, after launching Horizon Lite[39] in three CEE markets

◦	Preparing for the launch of Horizon TV platform in Austria later this year

◦	Added Replay TV functionality to Horizon Go app in Czech, Slovakia and Switzerland

◦	Continued roll-out of Connect Box, our next-generation WiFi & telephony gateway

◦	Switzerland launched "bloom house", which entails home visits to enhance WiFi experience

•	Added 24,000 new mobile subscribers[18] in Q2, including 15,000 in Switzerland

◦	Step-up in Swiss mobile subscriber additions, both sequentially and year-over-year, driven by our successful "Mega Deal" marketing campaign and a larger retail presence

◦	Austrian 4G/ LTE service launched in July with attractive mobile offerings, providing up to eight GB of data with compelling voice plans to drive fixed-mobile convergence

•	UPC Cablecom re-branded to UPC in late May, resulting in brand unity across all UPC countries

•	UPC Switzerland secured national ice hockey league and national team rights for five seasons

◦	New "MySports" TV channel to be launched during the summer of 2017, initially focusing on national and regional ice hockey

◦	MySports channel will be included in our basic video proposition with a premium version also available to our customers.

•	Rebased[8] revenue growth of 2% in Q2 and YTD, supported by both Switzerland/Austria and CEE

•	Operating income increased 3% in Q2 and 5% YTD

•	Rebased Segment OCF[8] growth of 2% in Q2 and 3% YTD, driven by Switzerland/Austria

•	Segment property and equipment additions[10] were 23% of revenue in Q2 and 20% YTD

* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2016	2015

Footprint
Homes Passed[12]	13,028,100	12,408,000
Two-way Homes Passed[13]	12,826,800	12,125,700

Subscribers (RGUs)[3]
Basic Video[14]	1,525,400	1,686,400
Enhanced Video[15]	3,628,000	3,501,500
DTH[31]	824,700	780,400
Total Video	5,978,100	5,968,300

Internet[4]	4,021,000	3,838,700
Telephony[5]	2,746,000	2,511,200
Total RGUs	12,745,100	12,318,200

Q2 Organic RGU Net Additions (Losses)
Basic Video	(34,400)	(52,400)
Enhanced Video	29,800	29,900
DTH	(1,000)	300
Total Video	(5,600)	(22,200)

Internet	40,900	48,000
Telephony	46,700	51,300
Total organic RGU net additions	82,000	77,100

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	70.4%	67.5%
Internet as % of Two-way Homes Passed[30]	31.3%	31.7%
Telephony as % of Two-way Homes Passed[30]	21.4%	20.7%

Customer Relationships
Customer Relationships[1]	6,719,500	6,734,100
RGUs per Customer Relationship	1.90	1.83
Q2 Monthly ARPU per Customer Relationship[16]	€26.76	€27.68

Customer Bundling
Single-Play	45.1%	48.7%
Double-Play	20.2%	19.6%
Triple-Play	34.7%	31.7%

Mobile Subscribers[18]
Total Mobile subscribers	130,300	53,400
Q2 organic Mobile net additions	24,200	13,800

Q2 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	€19.00	€19.24
Including interconnect revenue	€22.32	€21.76

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2016, and 2015.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Switzerland/Austria	€395.8	€405.5	1.6%	€788.6	€795.6	2.0%
Central and Eastern Europe	242.6	241.4	3.4%	483.7	479.4	3.0%
Total	€638.4	€646.9	2.3%	€1,272.3	€1,275.0	2.4%

Segment OCF
Switzerland/Austria	€233.4	€234.5	3.8%	€467.3	€455.4	5.8%
Central and Eastern Europe	101.5	106.9	(2.0)%	201.9	211.8	(2.5)%
Other	(0.3)	(0.1)	N.M.	(0.7)	(0.1)	N.M.
Total Segment OCF	334.6	341.3	1.9%	668.5	667.1	3.0%

Share-based compensation expense	(3.4)	(1.8)		(7.0)	(3.6)
Related-party fees and allocations, net	(64.4)	(66.0)		(145.2)	(131.4)
Depreciation and amortization	(135.3)	(148.8)		(271.2)	(292.4)
Impairment, restructuring and other operating items, net	(2.8)	0.3		(2.9)	(9.7)
Operating income	€128.7	€125.0		€242.2	€230.0

Segment OCF as percentage of revenue	52.4%	52.8%		52.5%	52.3%

Operating income as a percentage of revenue	20.2%	19.3%		19.0%	18.0%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	€63.6	€79.9	€121.6	€126.3
Scalable infrastructure	32.6	24.4	45.8	38.5
Line extensions	31.0	25.0	48.7	38.1
Upgrade/rebuild	16.3	17.4	32.1	30.4
Support capital	19.0	18.9	30.6	28.0
Property and equipment additions	162.5	165.6	278.8	261.3
Assets acquired under capital-related vendor financing arrangements	(163.7)	(163.5)	(324.3)	(285.8)
Assets contributed by parent company[32]	(4.7)	(3.1)	(7.0)	(7.5)
Assets acquired under capital leases	(0.1)	(0.2)	(2.7)	(0.6)
Changes in current liabilities related to capital expenditures	35.7	26.9	154.3	83.4
Total capital expenditures[20]	€29.7	€25.7	€99.1	€50.8

Regional Property and Equipment Additions
Switzerland/Austria	€75.9	€74.8	€128.8	€125.2
Central and Eastern Europe	73.0	58.5	127.3	101.8
Total segment property and equipment additions	148.9	133.3	256.1	227.0
Other[33]	13.6	32.3	22.7	34.3
Total	€162.5	€165.6	€278.8	€261.3

Segment property and equipment additions as a percentage of revenue[33]	23.3%	20.6%	20.1%	17.8%

Subscriber Statistics

During Q2 2016, we added 82,000 RGUs, an increase of 6% or 5,000 RGUs as compared to Q2 2015. This improvement was driven by our CEE region, which delivered better RGU trends year-over-year across all five markets, adding 92,000 RGUs in Q2. The acceleration in CEE was offset by a loss of nearly 10,000 RGUs in our Switzerland/Austria segment during Q2. Within the Switzerland/Austria segment, our Austrian operation added 11,000 RGUs in the quarter, while our Swiss operation experienced RGU attrition of 20,000. Similar to our Q1 RGU performance, the Q2 RGU loss in Switzerland was driven by lower sales that were only partially offset by improved sequential churn levels across all products.These lower sales were due in part to our higher-priced product portfolio in an intensified competitive environment.

Our video attrition was limited to approximately 6,000 RGUs in Q2, a 73% year-over-year improvement, primarily driven by 12,000 video additions in the CEE region where all markets delivered better results. Our Swiss/Austrian segment lost 17,000 video RGUs in Q2, primarily due to IPTV competition, representing a slight improvement as compared to both the prior-year period and Q1 2016. Meanwhile, the momentum of our next-generation video platform, Horizon TV, continued as we added over 57,000 subscribers in Q2, up from 50,000 in Q2 last year. In terms of the breakdown by market, we added 35,000 new subscribers in Poland, 14,000 in Switzerland and 8,000 in Czech, increasing our Horizon TV subscriber base to 564,000. In addition, we successfully expanded Horizon-Lite39 with Replay TV functionality to Slovakia and Hungary and, including the Czech Republic, the total Horizon Lite base increased from over 170,000 at March 31, 2016 to over 220,000 at June 30, 2016. In addition, we added Replay TV functionality to our popular multi-screen Horizon Go service in Switzerland, Slovakia and Czech during Q2, substantially enhancing the value of this service by providing our customers the functionality of watching nearly all linear content (going up to 7 days prior) on a catch-up basis both in and out-of-the-home.

With respect to our broadband internet business, we posted 41,000 RGU additions in Q2, as compared to 48,000 RGU additions in the prior-year period. The year-over-year acceleration of Q2 RGU additions to 39,000 in CEE was more than offset by lower additions in our Swiss operation, where the overall residential broadband market is maturing, our pricing gap has narrowed with the incumbent and cheaper internet offerings were launched by a few smaller players. As data consumption increases, the quality of the in-home WiFi experience is increasingly important. For that reason, we initiated a new "bloom house" campaign in Switzerland whereby our technicians visit customer homes to improve WiFi quality and/or replace existing modems with our new WiFi Connect Box, which delivers an impeccable in-home experience. In Austria, internet additions of 5,000 RGUs represented a slight decrease on a year-over-year basis, despite our offering of attractive triple-play discounts until the end of 2016 for new subscribers. Of note, the biggest RGU improvement in CEE was delivered in Poland. The improvement of 7,000 net additions year-over-year was supported by our footprint expansion and the successful introduction of tailor-made mix and match bundles around data as well as the depth of our TV offering, in addition to our standard entry, mid-tier and high-end bundles.

On the fixed-line telephony front, we delivered 47,000 RGUs in Q2, primarily driven by success in Romania and Poland. Turning to our mobile business, we delivered 24,000 new postpaid mobile subscribers in Q2, bringing our total base to 130,000. In terms of performance by country, our businesses in Switzerland, Hungary and Austria added 15,000, 6,000 and 4,000 mobile subscribers, respectively.

Regarding footprint expansion, we built or upgraded over 200,000 new homes in CEE and over 20,000 in Switzerland and Austria during the first half of 2016. We remain on track to connect to our network or upgrade to two-way service approximately 50,000 homes in our Switzerland/Austria operation and 600,000 homes in our CEE region.

Financial Summary

From a rebased growth perspective, total revenue increased 2% for the three and six months ended June 30, 2016, to €638 million and €1,272 million, respectively, as compared to the corresponding prior-year periods. For both periods, these increases were driven by 2% rebased growth in our Swiss/Austrian segment and 3% rebased growth in our CEE segment. In our CEE region, the main drivers of growth include (i) subscriber growth, primarily in Romania, Hungary and Poland, partially offset by (ii) lower ARPU per RGU16 in all CEE countries. Our revenue growth in Switzerland/Austria was primarily driven by growth in our mobile subscription and mobile handset revenue. Cable subscription revenue declined during the three-month period and increased during the six-month period when compared to the prior-year periods due to the net effect of (a) higher ARPU per RGU and (b) declines in the number of subscribers.

Operating income increased 3% to €129 million in Q2, as compared to the prior-year period, primarily due to (i) a decrease in depreciation and amortization and (ii) a decrease in reported Segment OCF. As a result, our Q2 operating income margin of 20.2% was slightly higher than the corresponding prior-year period. Operating income increased 5% to €242 million YTD, as compared to the prior-year period, primarily due to the net effect of (a) a decrease in depreciation and amortization, (b) an increase in related-party fees and allocations, net and (c) a decrease in impairment, restructuring and other operating items, net.

Our rebased Segment OCF increased 2% to €335 million during Q2 and 3% to €669 million YTD, as compared to the corresponding prior-year periods. Our Swiss/Austrian segment, which posted rebased Segment OCF growth of 4% during Q2 and 6% YTD, was the main driver. These increases were primarily attributable to the net effect of (i) the aforementioned revenue increases (ii) lower staff-related costs associated with the Swiss/Austria integration, (iii) higher mobile handset costs, (iii) lower network-related costs and (iv) lower marketing spend. Our CEE segment reported rebased Segment OCF declines of 2% during Q2 and 2.5% YTD, these declines were primarily due to (a) higher programming costs associated with our enhanced video offerings, (b) higher staff-related and sales and marketing costs related to new build activities and (c) higher network-related costs. These increased costs more than offset the positive revenue drivers mentioned above.

Segment OCF margin23 was 52.4% in Q2 and 52.5% YTD, representing a 40 basis points year-over-year decline for the Q2 period and a 20 basis point year-over-year expansion on a YTD basis. Both changes are a function of higher margins at Switzerland/Austria and lower margins at CEE, with the benefits of the integration of the Swiss and Austrian operations playing a role in the Switzerland/Austria improvement.

Segment property and equipment additions were 23% of revenue in Q2 2016, as compared to 21% in the prior-year period. On a YTD basis, our segment property and equipment additions increased from 18% of revenue to 20%. This YTD increase was related to higher investments in line extensions and scalable infrastructure, largely due to our new build activities in the CEE region.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt and its capital lease obligations and cash and cash equivalents as (in millions):

	June 30,		March 31,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facility
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	€1,178.7	€1,146.7
7.250% USD Facility AC due 2021	$675.0	609.6	593.1
6.875% USD Facility AD due 2022	$675.0	609.6	593.1
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,029.5	1,001.7
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AC, AD, AK and AL in consolidation		(2,848.7)	(2,787.9)
Total Senior Credit Facilities		1,178.7	1,146.7

Senior Secured Notes
7.250% USD Senior Secured Notes due 2021	$675.0	609.6	593.1
6.875% USD Senior Secured Notes due 2022	$675.0	609.6	593.1
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,029.5	1,001.7
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		2,848.7	2,787.9

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	323.4	320.7
Total Senior Notes		1,373.4	1,370.7

Vendor financing		600.1	579.1
Capital lease obligations		23.4	24.4
Total third-party debt and capital lease obligations		6,024.3	5,908.8
Unamortized premiums, discounts and deferred financing costs[24]		(39.6)	(40.0)
Total carrying amount of third-party debt and capital lease obligations		5,984.7	5,868.8
Less: cash and cash equivalents		54.8	16.5
Net carrying amount of third-party debt and capital lease obligations[25]		€5,929.9	€5,852.3

Exchange rate ($ to €)		1.1073	1.1381
Exchange rate (CHF to €)		1.0822	1.0913

At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 3.9%, flat as compared to March 31, 2016. The average tenor of our third-party debt (excluding vendor financing) was nearly seven years. In early August, we entered into a new $2.15 billion nominal value term loan which bears interest at LIBOR +3.0% and matures in 2024. The proceeds will be used to repay facility AH under the UPC Broadband Bank Facility and certain of our Senior Secured Notes. Based on the results for Q2 2016, and subject to the completion of our Q2 2016 compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.36x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.49x, each as calculated in accordance with our most restrictive covenants. As of June 30, 2016, we had maximum undrawn commitments of €990 million. When the June 30, 2016 compliance reporting requirements have been completed and assuming no changes from June 30, 2016 borrowing levels, we anticipate that €624 million will be available to be drawn based on our most restrictive debt incurrence covenant.

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Cable & Wireless Reports Preliminary Q1 2016/17 Results

Network Investments Drive Broadband RGUs up 49,000 (8%) YoY
Successful Launch of our Exclusive Flow Sports Premier Channel
Mobile Subscriber Base Grew by 148,000 YOY
Delivering Against Columbus Synergy Plan
Cable & Wireless Communications Limited ("CWC") is a leading telecommunications operator in substantially all of its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.7 million mobile, 0.4 million television, 0.6 million internet and 0.8 million telephony subscribers. In addition, CWC delivers B2B services across the region and provides wholesale services over its sub-sea and terrestrial networks that connect over 30 markets.

Liberty Global's Acquisition of CWC
On May 16, 2016, a subsidiary of Liberty Global plc ("Liberty Global") acquired CWC (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. The results for the three months ended June 30, 2016 ("Q1 2016/17") have also been aligned to Liberty Global’s EU-IFRS accounting policies and estimates. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 27 and 40, respectively. A reconciliation of Adjusted Segment EBITDA to net loss is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions section below.

Operating and financial highlights*:

•	Delivered 14,000 RGU[3] additions in Q1 2016/17, as compared to 4,000 adds in prior-year period

◦	2,000 video additions driven by our DTH business in Panama

◦	5,000 broadband internet and 6,000 telephony RGU adds, supported by network investment

•	Mobile data penetration[36] up seven percentage points YoY to 53%

•	Further strengthened our customer proposition through launch of Flow Sports Premier in July

◦	Providing HD sporting content exclusively to Flow customers with unrivaled Premier League coverage; only Flow customers can watch all 380 games a season, beginning in August

•	Investing to drive future performance, including:

◦	Completed roll-out of unified Flow brand across region

◦	Activated LTE-Advanced network in Cayman providing peak throughput > 75Mbps

◦	Launched fixed bundles in Trinidad & Tobago

◦	Strengthened B2B portfolio with launch of cloud-based call center solution

◦	Deploying new advanced video platforms in Panama and the Bahamas

•	Revenue of $574 million for Q1 2016/17 was flat year-over-year on a rebased basis

◦	Results driven by 13% rebased revenue growth in broadband, which was offset by rebased revenue contractions in voice (both fixed and mobile)

•	Net loss of $105 million in Q1 2016/17, as compared to a loss of $22 million for prior-year period

•	Adjusted Segment EBITDA of $201 million, reflecting year-over-year rebased growth of 2%

•	Property, equipment and intangible asset additions declined to 21% of revenue in Q1 2016/17 from 22% in Q1 2015/16

*
The financial figures contained in this release are prepared in accordance with EU-IFRS.[28] CWC’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP[11]. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary*

	As of and for the three months ended June 30,
	2016	2015

Footprint
Homes Passed [12]	1,812,700	1,777,800
Two-way Homes Passed [13]	1,607,400	1,470,100

Subscribers (RGUs)[3]
Basic Video[14]	12,800	13,200
Enhanced Video[15]	385,400	398,900
DTH[31]	39,200	15,600
Total Video	437,400	427,700

Internet[4]	636,200	587,700
Telephony[5]	808,700	785,200
Total RGUs	1,882,300	1,800,600

Q1 2016/17 Organic RGU Net Additions (Losses)
Basic Video	(400)	(700)
Enhanced Video	(4,300)	(5,000)
DTH	7,100	5,400
Total Video	2,400	(300)

Internet	5,300	5,100
Telephony	5,800	(1,000)
Total organic RGU net additions	13,500	3,800

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	96.8%	96.8%
Internet as % of Two-way Homes Passed[30]	39.6%	40.0%
Telephony as % of Two-way Homes Passed[30]	50.3%	53.4%

Customer Relationships
Customer Relationships[1]	1,252,700	1,224,200
RGUs per Customer Relationship	1.50	1.47

Customer Bundling
Single-Play	58.3%	59.9%
Double-Play	33.1%	33.2%
Triple-Play	8.6%	6.9%

Mobile Subscribers[18]
Postpaid	317,900	293,100
Prepaid	3,382,400	3,259,700
Total Mobile subscribers	3,700,300	3,552,800

Q1 2016/17 Postpaid net additions	7,200	2,700
Q1 2016/17 Prepaid net additions (losses)	(10,500)	7,900
Total organic Mobile net additions (losses)	(3,300)	10,600

*
With the exception of the presentation of single-office home-office ("SOHO") RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. Liberty Global normally includes SOHO subscribers in its RGU counts. SOHO subscribers have not yet been included in CWC’s RGU counts pending further verification. Liberty Global’s review of CWC’s subscriber policies is ongoing and further adjustments are possible.

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended June 30, 2016, and 2015.

	Three months ended June 30,		Rebased
	2016	2015	Change*
	in millions, except % amounts
Revenue
Panama	$163.1	$164.0	(0.6%)
Jamaica	79.0	74.9	12.4%
The Bahamas	75.4	82.1	(8.2%)
Barbados	58.1	64.6	(10.1%)
Trinidad & Tobago	41.4	43.2	(0.1%)
All other countries and eliminations	156.6	154.2	2.4%
Total	$573.6	$583.0	(0.3%)

Adjusted Segment EBITDA	$201.4	$194.7	1.9%
Share-based compensation expense	(24.5)	(1.9)
Depreciation and amortization	(114.6)	(98.9)
Direct acquisition costs	(51.5)	—
Legal provision releases**	23.5	—
Restructuring and other operating items, net**	21.7	(2.5)
Total operating income	56.0	91.4
Interest expense	(115.4)	(78.8)
Interest income	4.1	5.9
Foreign currency transaction gains (losses), net	5.1	(23.8)
Losses on debt extinguishment	(41.8)	—
Other expense	(0.9)	—
Income tax expense	(12.3)	(16.6)
Net loss	$(105.2)	$(21.9)

Adjusted Segment EBITDA as a percentage of revenue	35.1%	33.4%

Property, equipment and intangible asset additions	$119.6	$130.8

Property, equipment and intangible asset additions as a percentage of revenue	20.9%	22.4%

*
The rebased change compares Q1 2016/17 to the corresponding prior year quarter and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our rebase calculations, see footnote 40.

**
In connection with Liberty Global’s ongoing review of our accounting policies and estimates following the Liberty Global Transaction, certain accruals that were originally recorded in prior periods have been released. In this respect, for the three months ended June 30, 2016, (i) Legal provision releases reflect the release of litigation accruals aggregating $23.5 million and (ii) Restructuring and other operating items, net, include the release of restructuring accruals aggregating $30.2 million.

The following table reflects CWC's revenue for the three months ended June 30, 2016 by product:

	Revenue	Percentage of total revenue	Rebased change*
	in millions
Product:
Mobile	$225.7	39.3%	(2.4)%
Internet	88.6	15.4%	12.6%
Managed services	88.3	15.4%	4.4%
Fixed voice	76.4	13.3%	(10.3)%
Wholesale	47.8	8.3%	(0.6)%
Video	46.8	8.3%	(1.5)%
Total	$573.6	100.0%	(0.3)%

*
The rebased change compares Q1 2016/17 to the corresponding prior year quarter and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our rebase calculations, see footnote 40.

Subscriber Statistics

CWC delivered a solid Q1 2016/17 performance as the organic changes for all of our fixed and mobile product categories improved year-over-year. In our mobile business, which represents roughly 40% of our total revenue, the total base increased by 148,000 subscribers or 4% year-over-year to 3.7 million. This performance was led by a 21% increase in subscribers who purchased a data plan. Mobile data penetration now stands at 53% of our total mobile subscriber base, up 2 percentage points from 51% at March 31, 2016.

Turning to our fixed-line business, we added 14,000 RGUs during the quarter, with year-over-year improvements across all three products. We reported 5,000 broadband net RGU additions in Q1 2016/17, as we increased penetration over our improved networks. On the video front, we added 2,000 subscribers in the quarter, driven by growth in Panama DTH, where we have seen strong demand for our prepaid TV product and our DTH subscriber base rose from 16,000 to 39,000 year-over-year. Offsetting this increase, video RGUs in the Caribbean declined as a result of increased competition and challenging economic environments, however we are working to mitigate these factors by re-vamping our product offering in these markets, including the July launch of our Flow Sports Premier channel. This premium channel will feature HD content and offer the very best in sporting content, exclusively to Flow's customers across the region. The highlight of Flow Sports Premier will be unrivaled coverage of the Premier League beginning in August 2016 – the world’s most popular football league – ensuring that only Flow’s customers can watch all 380 games a season.

Rounding out our fixed-line products, we added 6,000 telephony subscribers in the quarter, as we increased penetration of our VoIP-based services through bundling across our footprint. Triple-play penetration increased 170 basis points over the year to cover 8.6% of our RGUs at June 30, 2016, still leaving ample room for growth. Finally, during the last twelve months, we have expanded our network by roughly 35,000 homes and upgraded over 100,000 homes to two-way capability.

From a regional standpoint, the following highlights the trends in our largest markets:

•
Panama mobile subscribers declined 1% in the quarter as continued competition through aggressive promotional activity adversely impacted our prepaid customer base. However, this was partly offset by higher-ARPU postpaid subscribers, which were up 2%, representing the eighth consecutive quarter of growth. Our prepaid DTH product, up 22% in the quarter, continued to drive video RGU growth in Panama. Fixed video and broadband subscribers grew by 3%, and should be further supported by the upcoming launch of re-vamped video and broadband products in the Panama market.

•	In the Bahamas, we experienced relatively flat broadband and fixed voice performance but plan to launch a video product in Q2 2016/17 that we expect will strengthen our competitive position.

•
Turning to Jamaica, one of the largest telecommunications markets in the region, broadband RGUs were up 2%, and mobile subscriber numbers continued to grow, with 18,000 additions in the quarter, as we continued to win back market share following the successful rebranding to Flow.

•
Increased competition and challenging macroeconomic environments in Barbados and Trinidad & Tobago led to reduced video RGUs, however we are seeing encouraging early results from recently launched fixed bundles in Trinidad & Tobago.

Financial Summary

Q1 2016/17 consolidated revenue of $574 million was flat against the prior-year period on a rebased basis. From a product perspective, mobile revenue declined by 2% year-over-year on a rebased basis. This decline was driven by the Bahamas business, which was 12% lower year-over-year on a rebased basis following continued OTT (e.g., WhatsApp) pressures and reduced mobile roaming rates. Mobile revenue in Panama was 1% higher year-over-year on a rebased basis, and Jamaica continued its strong performance as increased subscribers drove a 19% year-over-year rebased increase in mobile revenue. Mobile data penetration across CWC grew seven percentage points year-over-year, while mobile data ARPU increased by 7%.

We reported broadband internet revenue of $89 million for the quarter, a 13% rebased year-over-year improvement, as our investments in high-speed data products and the re-launch of a unified Flow brand supported an 8% year-over-year boost in broadband internet subscribers. ARPU per RGU declined against the prior-year period, due to a change in geographic mix, as growth was led by lower-ARPU markets. Meanwhile, fixed voice revenue declined 10% to $76 million on a rebased basis, as compared to the prior year. This decline is primarily due to lower usage as the trend of substitution to both mobile and other data products continued. As part of our bundling strategy we have seen fixed voice subscribers increase in the quarter through greater take-up of VoIP-based services.

On the video front, revenue declined 2% year-over-year on a rebased basis to $47 million. RGUs increased 2% year-over-year, however this was mainly driven by lower-ARPU DTH subscribers in Panama, and therefore did not fully offset the revenue impact of video subscriber losses in the Caribbean. We anticipate that Flow Sports and Flow Sports Premier will drive improved video uptake and pricing across our fixed networks where we provide these services.

Moving to managed services, we earned revenue of $88 million during Q1 2016/17, which represents a rebased growth rate of 4%, as compared to Q1 2015/16. This increase was driven by growth in Panama (7% increase year-over-year), where we implemented a number of government contracts, in Jamaica (9% increase year-over-year) through growth in connectivity solutions and in our Latin American operations (15% increase year-over-year) as we expanded our customer base. During the quarter, we announced that we will offer Cisco Unified Communications and Collaboration Solutions over our networks. C&W Business will be the first of Cisco's partners to offer cloud-based contact center solutions across the Caribbean and Latin American region. Wholesale revenue was broadly flat year-over-year on a rebased basis. In addition, the changes in managed services and wholesale revenue were adversely impacted by declines of $2 million and $1 million, respectively, associated with two of CWC’s more significant B2B customers, as CWC began recognizing revenue from these customers on a cash, rather than an accrual, basis effective April 1, 2016.

Net loss increased from $22 million in Q1 2015/16 to $105 million in Q1 2016/17. The increase in net loss is primarily due to (i) costs related to the Liberty Global acquisition, (ii) a loss related to the redemption of our $400 million 8.75% USD secured notes and (iii) an increase in share-based compensation expense. These negative factors were only partially offset by the positive impact of the release of restructuring and legal accruals.

Adjusted Segment EBITDA in Q1 2016/17 grew 2% year-over-year on a rebased basis to $201 million, due to the net effect of (i) cost savings following the realization of staff and network related synergies from the Columbus acquisition and further cost discipline across the remainder of our markets, (ii) an increase in integration costs of $4 million, (iii) the adverse impact of the aforementioned conversion from the accrual to the cash basis of accounting for certain customers and (iv) higher bad debt expense, due in part to the write-off of a $3 million trade receivable in Q1 2016/17.
On a sequential basis, Adjusted Segment EBITDA (as defined by Liberty Global) in Q1 2016/17 has decreased significantly from Adjusted Segment EBITDA (as defined by CWC) during the three months ended March 31, 2016 due to a combination of (i) the adverse impact of nonrecurring B2B revenue and other items that positively impacted the quarter ended March 31, 2016 and (ii) the negative impacts on the Q1 2016/17 period of (a) the aforementioned conversion from the accrual to the cash basis of accounting for certain customers and a related increase in bad debt expense, (b) a generally weaker performance by the business and (c) adjustments to reflect the implementation of Liberty Global polices. The change from CWC’s to Liberty Global’s definition of Adjusted Segment EBITDA also contributed to the sequential decrease, including an $8 million adverse impact relating to the treatment of certain integration costs, which are included in Liberty Global's definition of Adjusted Segment EBITDA but were excluded from CWC's definition.
Our property, equipment and intangible asset additions during Q1 2016/17 decreased 9% year-over-year to $120 million. As a percentage of revenue, this represented a year-over-year reduction of over 150 basis points to 21%. Investment during the quarter focused on our fixed networks, which represented 34% of total spend compared to 26% in Q1 2015/16.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of CWC's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2016		2016
	Borrowing currency	$ equivalent

Senior Credit Facility
CWC Term Loans	$800.0	$800.0	$—
$570.0 million USD Revolving Credit Facility due 2020		—	180.0
$570.0 million USD Revolving Credit Facility due 2021		260.0	—
Total Senior Credit Facility		1,060.0	180.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	194.6	207.1
8.75% USD Secured Notes due 2020	$400.0	—	400.0
7.375% USD Unsecured Notes due 2021	$1,250.0	1,250.0	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
Total Senior Notes		2,194.6	2,607.1

Other Regional Debt Facilities*		304.5	285.2
Finance lease obligations		7.0	—
Total third-party debt and finance lease obligations		3,566.1	3,072.3
Unamortized premiums, discounts and deferred financing costs[24]		(59.6)	(43.9)
Total carrying amount of third-party debt and finance lease obligations		3,506.5	3,028.4
Less: cash and cash equivalents		248.2	167.5
Net carrying amount of third-party debt and finance lease obligations[25]		$3,258.3	$2,860.9

Exchange rate (£ to $)		0.7537	0.6947
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 6.8%, compared to approximately 7% at March 31, 2016, the average tenor of our third-party debt was just over five years, and Proportionate Net Debt37 was $3.2 billion.

In connection with the Liberty Global Transaction, on May 17, 2016, subsidiaries of CWC entered into two new term loan facilities due 2020 (the "CWC Term Loans"), as well as a new $570 million revolving credit facility due 2021 that replaced the $570 million revolving credit facility that was due 2020.

Based on the results for Q1 2016/17, our Consolidated Net Leverage Ratio38 would have been expected to be 2.9x, had this date coincided with the end of a Test Period. As of June 30, 2016, we had maximum undrawn commitments of $310 million. Assuming no changes from June 30, 2016 borrowing levels, we would have $177 million of our unused commitments available to be drawn.

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VTR Reports Preliminary Q2 2016 Results

Record Quarterly Customer Additions of 24,000
30,000 Broadband Additions in Q2, Best Quarterly Result Since 2007
Continued Success of Vive Más Bundles, Featuring HD Leadership

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers.

Operating and financial highlights*:

•	Attractive broadband and video packages fueled customer and subscriber growth in Q2

◦	Posted record quarterly customer[1] additions of 24,000 during the quarter

◦	37,000 RGU[3] additions in Q2, led by our strongest broadband gains since 2007

•	Improved mobile performance in Q2 with 7,000 new mobile subscribers[18]

◦	Operational improvements, including refreshed packages, drove best result in four quarters

•	Product development in full-swing at VTR with a focus on innovation

◦	Began roll-out of our "Connect Box" router with state-of-the-art WiFi technology in July 2016

◦	Officially launched dedicated B2B SOHO product offering in Q2 2016

◦	Next-generation video-on-demand user interface gaining traction

•	Operating income of CLP 24 billion (down 13% year-over-year) in Q2 and CLP 52 billion (up 4% year-over-year) YTD

•	Delivered YTD revenue of CLP 283 billion and Segment OCF[9] of CLP 109 billion

◦	Subscriber volumes and ARPU per RGU[16] growth boosted YTD revenue 6% year-over-year

◦	Segment OCF grew 7% YTD

◦	Q2 revenue of CLP 143 billion (up 4.5% YoY) and Segment OCF of CLP 55 billion (up 2% YoY)

•	Increased construction activity during 2016, driving YTD property and equipment additions[10] to 27% of revenue

◦	On target to connect or upgrade over 125,000 homes by year-end 2016

•	Balance sheet remains in great shape with an average cost of debt[26] of 6.5%

◦	Average tenor of debt currently exceeds seven years

◦	Consolidated Net Leverage Ratio[34] of 4.04x at June 30, 2016
* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2016	2015

Footprint
Homes Passed [12]	3,150,600	2,999,300
Two-way Homes Passed [13]	2,638,600	2,481,200

Subscribers (RGUs)[3]
Basic Video[14]	87,400	102,200
Enhanced Video[15]	953,300	920,700
Total Video	1,040,700	1,022,900

Internet[4]	1,056,200	977,700
Telephony[5]	675,100	700,900
Total RGUs	2,772,000	2,701,500

Q2 Organic RGU Net Additions (Losses)
Basic Video	(2,800)	(3,900)
Enhanced Video	13,100	18,400
Total Video	10,300	14,500

Internet	29,800	22,800
Telephony	(3,300)	(700)
Total organic RGU net additions	36,800	36,600

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	91.6%	90.0%
Internet as % of Two-way Homes Passed[30]	40.0%	39.4%
Telephony as % of Two-way Homes Passed[30]	25.6%	28.2%

Customer Relationships
Customer Relationships[1]	1,303,800	1,250,600
RGUs per Customer Relationship	2.13	2.16
Q2 Monthly ARPU per Customer Relationship[16]	CLP 33,078	CLP 32,682

Customer Bundling
Single-Play	31.0%	30.7%
Double-Play	25.4%	22.6%
Triple-Play	43.6%	46.7%

Mobile Subscribers[18]
Postpaid	130,100	116,000
Prepaid	8,900	13,200
Total Mobile subscribers	139,000	129,200

Q2 Postpaid net additions	8,000	11,300
Q2 Prepaid net additions (losses)	(1,000)	400
Total organic Mobile net additions	7,000	11,700

Q2 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	CLP 16,231	CLP 15,420
Including interconnect revenue	CLP 17,975	CLP 17,115

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2016, and 2015.

	Three months ended June 30,			Six months ended June 30,
	2016	2015	Change	2016	2015	Change
	CLP in billions, except % amounts
Revenue	142.6	136.5	4.5%	282.8	266.8	6.0%

Segment OCF	55.4	54.1	2.4%	108.9	101.5	7.3%
Share-based compensation expense	(0.8)	(0.5)		(1.2)	(0.6)
Related-party fees and allocations	(4.1)	(1.4)		(7.2)	(2.6)
Depreciation and amortization	(20.6)	(22.8)		(42.6)	(45.8)
Impairment, restructuring and other operating items, net	(5.5)	(1.4)		(5.9)	(2.5)
Operating income	24.4	28.0		52.0	50.0

Segment OCF as a percentage of revenue	38.8%	39.6%		38.5%	38.0%

Operating income as a percentage of revenue	17.1%	20.5%		18.4%	18.7%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	CLP in billions, except % amounts

Customer premises equipment	17.8	16.1	34.5	29.8
Scalable infrastructure	6.8	6.0	13.4	11.2
Line extensions/new build	5.4	1.8	10.5	2.7
Upgrade/rebuild	0.8	0.6	1.2	1.1
Support capital	7.9	5.9	15.8	10.9
Property and equipment additions	38.7	30.4	75.4	55.7

Assets acquired under capital-related vendor financing arrangements	(11.6)	—	(11.6)	—
Assets acquired under capital leases	(0.1)	—	(0.1)	—
Changes in liabilities related to capital expenditures (including related-party amounts)	(6.2)	(2.7)	(22.3)	(4.2)
Total capital expenditures[20]	20.8	27.7	41.4	51.5

Property and equipment additions as % of revenue	27.1%	22.3%	26.7%	20.9%

Subscriber Statistics

Customer additions increased by 24,000 during Q2 2016 on the back of our new build and upgrade activity and attractive high-speed broadband offerings. This performance, which represented our highest quarterly customer growth on record, was accompanied by the addition of 37,000 RGUs during the quarter, as improvements in our broadband and video additions were slightly offset by continued weakness in our fixed-line voice product. On the video front, we delivered 10,000 RGU additions, a substantial increase from our results in Q1 2016, as our “Vive Más” bundles, which feature the most HD channels in the Chilean market continued to resonate with consumers. Our new video-on-demand user interface continues to gain traction as we are seeing an increase in per-user video consumption, and we expect to complete the national roll-out in the second half of 2016.

Turning to broadband internet, we delivered 30,000 subscriber additions during the second quarter. We continue to offer high-speed broadband with up to 160 Mbps speeds across our entire footprint and in our core bundle, we offer speeds 60% faster than our main competitor. Our higher-tier bundles continue to fuel sales growth, as approximately 50% of our sales during the quarter consisted of bundles featuring 80 Mbps or higher. Also of note, we launched our cutting-edge WiFi Connect Box in July 2016, which provides significantly faster WiFi speeds. Rounding out our triple-play performance, we lost 3,000 fixed-line telephony RGUs.
We increased our mobile subscriber base to 139,000 during Q2, adding 7,000 subscribers in the quarter, consisting of 8,000 postpaid mobile additions and 1,000 lower ARPU prepaid mobile losses. Our Q2 2016 results represented considerable improvement over the prior three quarters despite the on-going competitive landscape resulting from the emergence of an aggressive, low-priced competitor in 2015. In addition, we implemented several operational improvements associated with our mobile strategy that contributed to the positive results for the quarter.

Also, during the quarter we formally launched our B2B business with new SOHO product offerings. While we are just getting started with our commercial operations, we are encouraged by the traction that we have gained in terms of both customer volumes and ARPU enhancement.

Financial Summary

For the three and six months ended June 30, 2016, our revenue increased 4.5% to CLP 143 billion and 6% to CLP 283 billion, respectively, as compared to the corresponding prior-year periods. These increases were primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and ARPU per RGU, and (ii) mobile subscription revenue, driven by growth in mobile subscribers and higher mobile ARPU19, primarily resulting from increased proportions of postpaid subscribers. The revenue increases for the three and six months ended June 30, 2016, as compared to the prior-year periods, include adjustments to reflect the retroactive application of tariff reductions on ancillary services and fixed-line termination rates. The tariff adjustments had a net unfavorable impact on our Q2 and H1 2016 revenue growth of CLP 1.3 billion and CLP 0.4 billion, respectively, including (1) an increase in revenue due to the impact of a CLP 2.2 billion unfavorable adjustment recorded in Q1 2015 and (2) decreases in revenue during Q2 and H1 2016 of CLP 1.3 billion and CLP 2.6 billion, respectively, due to unfavorable adjustments recorded in the first and second quarters of 2016.

Operating income decreased by 13% to CLP 24 billion in Q2 and increased by 4% to CLP 52 billion in H1, as compared to the corresponding prior-year periods. The decline during Q2 and the increase during H1 in operating income represent the net impact of increases in Segment OCF, as described below, increases in impairment, restructuring and other operating items and increases in related-party fees and allocations. Our

Q2 and H1 operating income margins of 17.1% and 18.4%, respectively, were both lower than the corresponding prior-year periods.

Our Segment OCF increased by 2% to CLP 55 billion in Q2 and by 7% to CLP 109 billion in H1, as compared to the corresponding prior-year periods. The aforementioned revenue growth was partially offset by increases in programming costs, due in part to increases associated with our U.S. dollar denominated costs and increases in enhanced video subscribers. The net increases in our costs also reflect the negative impact of nonrecurring adjustments related to retroactive tariff reductions of CLP 0.4 billion and CLP 1.4 billion in our costs for Q2 2015 and H1 2015, respectively. The average value of the Chilean peso depreciated 10% and 11% relative to the U.S. dollar during Q2 and H1 2016, respectively, as compared to the corresponding periods in 2015. We estimate that the impact of this change on our non-functional currency spend reduced our Segment OCF by approximately CLP 2.1 billion in Q2 and CLP 2.7 billion in H1, each after taking into account the impact of hedge accounting for the derivatives that we used to mitigate our non-functional currency risk.

We reported property and equipment ("P&E") additions for the three and six months ended June 30, 2016 of CLP 39 billion (27% of revenue) and CLP 75 billion (27% of revenue), respectively. The performance in each period represents an increase in absolute terms and as a percentage of revenue from the corresponding prior-year periods. These increases are primarily attributable to increases in our new build and upgrade activity as well as our spend on customer premise equipment. We remain on track to connect or upgrade over 125,000 homes during 2016.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

June 30,			March 31,
2016			2016
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	923.6	934.8
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 22,000.0 million VTR CLP Credit Facility due 2019		—	—
Vendor Financing		11.6	—
Capital lease obligations		0.3	0.2
Total third-party debt and capital lease obligations		935.5	935.0
Deferred financing costs[24]		(17.1)	(16.1)
Total carrying amount of third-party debt and capital lease obligations		918.4	918.9
Less: cash and cash equivalents		77.6	87.2
Net carrying amount of third-party debt and capital lease obligations[25]		840.8	831.7

Exchange rate (CLP to $)		659.7	667.8

At June 30, 2016, our fully-swapped third-party debt borrowing cost26 was 6.5%, in line with our average interest cost in the previous quarter. The average tenor of our third-party debt (excluding vendor financing) was in excess of seven years. During the second quarter, we entered into a vendor financing facility, which was an important step in further optimizing our working capital and cash flows.

Additionally, our cash position decreased by CLP 10 billion from March 31, 2016 levels. This decrease is principally related to CLP 31 billion in cash taxes, substantially all of which was due to taxes related to the mark-to-market gain that we realized in 2015 on the derivatives that hedge our $1.4 billion of debt.

Based on the results for Q2 2016, and subject to the completion of our Q2 2016 compliance reporting requirements, our Consolidated Net Leverage Ratio34 was 4.04x, calculated in accordance with the indenture governing the senior secured notes. As of June 30, 2016, we had maximum undrawn commitments of $160 million (CLP 106 billion) and CLP 22 billion. When the Q2 2016 compliance reporting requirements have been completed and assuming no changes from June 30, 2016 borrowing levels, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities (including our revenue and OCF prospects for the remainder of 2016); expected RGU additions; property and equipment additions as a percentage of revenue; the development, enhancement and expansion of our superior networks and innovative and advanced products and services; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be built out and the costs associated therewith; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of acquisitions, reorganizations and integrations, including synergies; the pending joint venture in the Netherlands and the anticipated benefits in connection therewith; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Youssef Eddini	+31 88 717 5459

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Stefan Halters	+49 221 84 62 5162	Johannes Fuxjaeger	+49 221 84 62 5110

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our 29 million customers who subscribe to over 59 million television, broadband internet and telephony services. We also serve 11 million mobile subscribers and offer WiFi service across seven million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2016
					Video
	Homes Passed(12)	Two-way Homes Passed(13)	Customer Relationships(1)	Total RGUs(3)	Basic Video Subscribers(14)	Enhanced Video Subscribers(15)	DTH Subscribers(31)	Total Video	Internet Subscribers(4)	Telephony Subscribers(5)

Operating Data
Switzerland[35]	2,216,700	2,216,700	1,299,700	2,496,500	591,000	663,800	—	1,254,800	743,700	498,000
Austria	1,380,100	1,380,100	652,200	1,393,100	126,000	366,200	—	492,200	493,600	407,300
Poland	3,059,300	2,994,500	1,434,200	2,900,700	224,300	979,800	—	1,204,100	1,078,100	618,500
Hungary	1,660,300	1,642,800	1,107,500	2,119,300	151,300	504,700	295,400	951,400	608,200	559,700
Romania	2,737,400	2,672,900	1,245,200	2,182,000	274,600	617,300	344,900	1,236,800	512,300	432,900
Czech Republic	1,430,000	1,396,700	709,000	1,209,200	126,600	353,200	115,300	595,100	460,500	153,600
Slovakia	544,300	523,100	271,700	444,300	31,600	143,000	69,100	243,700	124,600	76,000
Total UPC Holding	13,028,100	12,826,800	6,719,500	12,745,100	1,525,400	3,628,000	824,700	5,978,100	4,021,000	2,746,000

United Kingdom	13,072,300	13,057,000	5,200,900	12,908,400	—	3,712,600	—	3,712,600	4,808,000	4,387,800
Ireland	837,600	784,400	461,500	1,039,600	29,800	293,500	—	323,300	364,200	352,100
Total Virgin Media	13,909,900	13,841,400	5,662,400	13,948,000	29,800	4,006,100	—	4,035,900	5,172,200	4,739,900

Panama	415,700	240,200	391,800	518,200	—	51,800	39,200	91,000	124,800	302,400
Jamaica	469,800	459,800	300,000	484,400	—	104,800	—	104,800	168,100	211,500
Trinidad & Tobago	310,500	310,500	184,800	292,100	—	135,500	—	135,500	132,000	24,600
Barbados	121,800	121,800	96,300	173,800	—	20,400	—	20,400	67,400	86,000
Bahamas	140,600	140,600	61,500	86,900	—	600	—	600	24,800	61,500
Other	354,300	334,500	218,300	326,900	12,800	72,300	—	85,100	119,100	122,700
Total Cable & Wireless	1,812,700	1,607,400	1,252,700	1,882,300	12,800	385,400	39,200	437,400	636,200	808,700

Q2 Organic Subscriber Variance
Switzerland	19,300	19,800	(14,700)	(20,400)	(10,000)	(4,200)	—	(14,200)	(3,400)	(2,800)
Austria	5,000	5,000	1,000	10,700	(7,100)	3,900	—	(3,200)	5,200	8,700
Poland	60,400	61,200	(3,000)	28,800	(7,800)	9,800	—	2,000	13,300	13,500
Hungary	15,400	15,400	5,000	23,800	(7,600)	11,000	2,200	5,600	9,400	8,800
Romania	53,400	50,300	100	31,300	(7,600)	10,600	(700)	2,300	11,700	17,300
Czech Republic	4,900	4,900	(1,700)	5,600	8,000	(1,300)	(2,300)	4,400	4,000	(2,800)
Slovakia	3,200	3,700	(2,000)	2,200	(2,300)	—	(200)	(2,500)	700	4,000
Total UPC Holding	161,600	160,300	(15,300)	82,000	(34,400)	29,800	(1,000)	(5,600)	40,900	46,700

United Kingdom	94,300	96,200	30,800	66,000	—	(7,200)	—	(7,200)	42,700	30,500
Ireland	1,400	8,900	(6,700)	(15,900)	(1,100)	(8,200)	—	(9,300)	(3,500)	(3,100)
Total Virgin Media	95,700	105,100	24,100	50,100	(1,100)	(15,400)	—	(16,500)	39,200	27,400

Panama	—	—	10,900	13,600	—	1,700	7,100	8,800	3,900	900
Jamaica	—	—	(1,700)	9,300	—	—	—	—	2,600	6,700
Trinidad & Tobago	—	—	(2,400)	(2,800)	—	(4,200)	—	(4,200)	(100)	1,500
Barbados	—	—	(5,000)	(7,600)	—	(2,100)	—	(2,100)	(2,700)	(2,800)
Bahamas	—	—	(200)	600	—	600	—	600	200	(200)
Other	—	—	(200)	400	(400)	(300)	—	(700)	1,400	(300)
Total Cable & Wireless	—	—	1,400	13,500	(400)	(4,300)	7,100	2,400	5,300	5,800

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2016

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland[35]	—	55,600	55,600
Austria	—	21,100	21,100
Poland	—	6,200	6,200
Hungary	—	47,400	47,400
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	130,300	130,300

United Kingdom	677,000	2,344,400	3,021,400
Ireland	—	11,800	11,800
Total Virgin Media	677,000	2,356,200	3,033,200

Panama	1,830,400	171,900	2,002,300
Jamaica	864,000	22,200	886,200
Trinidad & Tobago	—	—	—
Barbados	98,800	31,000	129,800
Bahamas	269,100	36,200	305,300
Other	320,100	56,600	376,700
Total Cable & Wireless	3,382,400	317,900	3,700,300

Mobile Subscriber Variance	June 30, 2016 vs. March 31, 2016

Switzerland	—	14,900	14,900
Austria	—	3,700	3,700
Poland	—	(500)	(500)
Hungary	—	6,100	6,100
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	24,200	24,200

United Kingdom	(16,100)	40,100	24,000
Ireland	—	1,300	1,300
Total Virgin Media	(16,100)	41,400	25,300

Panama	(22,800)	3,500	(19,300)
Jamaica	18,300	—	18,300
Trinidad & Tobago	—	—	—
Barbados	(1,400)	(700)	(2,100)
Bahamas	(3,200)	4,000	800
Other	(1,400)	400	(1,000)
Total Cable & Wireless	(10,500)	7,200	(3,300)

Footnotes

[1]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[2]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[3]
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[4]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 49,300 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,800 subscribers who have requested and received this service.

[5]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 38,100 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 64,200 subscribers who have requested and received this service.

[6]	In addition to the 85,000 homes that were constructed during Q2, approximately 12,000 homes were identified through Project Lightning on the existing footprint that required no construction activity.

[7]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[8]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and six months ended June 30, 2015 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three and six months ended June 30, 2016, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three and six months ended June 30, 2016, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of (a) our "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015 and (b) our Irish MMDS (as defined below) customer base from our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and six months ended June 30, 2016, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three and six months ended June 30, 2016 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and six months ended June 30, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2016. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated August 4, 2016, Liberty Global Reports Second Quarter 2016 Results.

[9]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[10]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[11]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[12]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (as defined below) used in Switzerland and the Netherlands we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[13]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[14]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 150,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[15]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

[16]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[17]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[18]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[19]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[20]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[21]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[22]
Business-to-business ("B2B") revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. B2B revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £3 million and £6 million of the rebased increase to Virgin Media's B2B revenue for the three and six months ended June 30, 2016, respectively.

[23]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[24]
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Accordingly, for all periods presented herein, deferred financing costs are reflected as a reduction of debt.

[25]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[26]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease or finance lease obligations and vendor financing), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[28]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[29]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[30]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total Two-way Homes Passed.

[31]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[32]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[33]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

[34]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[35]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2016, Switzerland’s partner networks account for 141,700 Customer Relationships, 288,400 RGUs, 106,200 Enhanced Video Subscribers, 108,000 Internet Subscribers, and 74,200 Telephony Subscribers.

[36]
Mobile data penetration is calculated by dividing CWC’s total mobile subscribers who purchased a mobile data plan by CWC’s total mobile subscribers. For purposes of this metric, mobile subscribers represents the total number of active SIM cards, inclusive of both residential and B2B customers.

[37]
Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt. Our internal decision makers believe Proportionate Net Debt is a meaningful measure when assessing leverage of the company because it excludes the noncontrolling interests' respective share of net third-party debt of CWC's non-wholly-owned subsidiaries. Proportionate Net Debt provides investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations. At June 30, 2016, the noncontrolling interests' share of net third-party debt was $124 million.

[38]
Consolidated Net Leverage Ratio is defined in accordance with CWC's $1.37 billion Credit Agreement dated May 16, 2016 (the "SFA"), taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months. As defined in the SFA, Test Period refers to, on any date of determination, the period of the most recent two consecutive half-year periods for which semi-annual financial statements have been delivered to the Administrative Agent under the SFA. The period ended June 30, 2016 does not coincide with a Test Period.

[39]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia and Hungary.

[40]
For purposes of calculating rebased growth rates on a comparable basis for the CWC borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months ended June 30, 2015 to reflect the impacts in the three months ended June 30, 2016 of the alignment to Liberty Global’s accounting policies and to reflect the translation of our rebased amounts for the three months ended June 30, 2015 at the applicable average foreign currency exchange rates that were used to translate CWC's results for the three months ended June 30, 2016. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three months ended June 30, 2015 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three months ended June 30, 2016. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of CWC had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

[41]
The amounts reported by Unitymedia for revenue, EBIT, income tax expense and net loss for the three and six months ended June 30, 2015 have been retrospectively revised from the amounts originally reported for the three and six months ended June 30, 2015. As discussed in Unitymedia’s Summary of Significant Accounting Policies in its Annual Report for the year ended December 31, 2015, when free or discounted service periods are offered to customers in relation to a subscription service, Unitymedia recognizes the total amount of billable revenue that it expects to receive from customers in equal monthly installments over the term of the contract provided that Unitymedia has the enforceable and contractual right to deliver services to the customer after the promotional period. Prior to reporting Unitymedia's results for the three months ended March 31, 2015; Unitymedia discovered an error in the computation used to recognize this revenue on an equalized monthly basis. This error had a continuing impact for the remainder of 2015 and Unitymedia will retrospectively revise its 2015 results as it reports each comparative period in its quarterly and annual 2016 financial information. The following quantifies the impact of this error on Unitymedia’s revenue, EBIT and net earnings (loss) for each quarter and in total for 2015:

	Revenue	EBIT	Net earnings (loss)
	in millions
Q1 2015:
As previously reported	€538.3	€110.1	€(39.9)
Revision	(3.9)	(3.9)	(2.6)
As retrospectively revised	€534.4	€106.2	€(42.5)
Q2 2015:
As previously reported	€537.7	€109.8	€(1.1)
Revision	(3.1)	(3.1)	(2.1)
As retrospectively revised	€534.6	€106.7	€(3.2)
Q3 2015:
As previously reported	€542.2	€101.8	€19.5
Revision	(0.7)	(0.7)	(0.5)
As retrospectively revised	€541.5	€101.1	€19.0
Q4 2015:
As previously reported	€554.1	€111.9	€(4.9)
Revision	(0.4)	(0.4)	(0.3)
As retrospectively revised	€553.7	€111.5	€(5.2)
Year ended December 31, 2015:
As previously reported	€2,172.3	€433.6	€(26.4)
Revision	(8.1)	(8.1)	(5.5)
As retrospectively revised	€2,164.2	€425.5	€(31.9)

Additional General Notes:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of June 30, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.